As filed with the Securities and Exchange Commission on February 3, 2020

Registration No. 333-32516

Registration No. 333-106411

Registration No. 333-128445

Registration No. 333-146330

Registration No. 333-153369

Registration No. 333-155668

Registration No. 333-168428

Registration No. 333-170801

Registration No. 333-182899

Registration No. 333-209772

Registration No. 333-229914

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Delaware	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 Isabella Street, Suite 200

Pittsburgh, Pennsylvania 15212-5872

(Address of principal executive office, including zip code)

HOWMET AEROSPACE HOURLY RETIREMENT SAVINGS PLAN
HOWMET AEROSPACE SALARIED RETIREMENT SAVINGS PLAN
HOWMET AEROSPACE NILES BARGAINING RETIREMENT SAVINGS PLAN
ARCONIC CORP. HOURLY 401(K) PLAN

ARCONIC CORP. SALARIED 401(K) PLAN

(Full Title of Plans)

Katherine H. Ramundo

Executive Vice President, Chief Legal Officer and Secretary

390 Park Avenue,

New York, New York 10022-4608

(412) 553-1940

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment (in this Explanatory Note, the “Amendment”) incorporates by reference the contents of the Registration Statements on Form S-8 filed by Arconic Inc. (“Arconic” or the “Company”) with the Securities and Exchange Commission on the following dates:

•	March 15, 2000 (File No. 333-32516)

•	June 24, 2003 (File No. 333-106411)

•	September 20, 2005 (File No. 333-128445)

•	September 26, 2007 (File No. 333-146330)

•	September 8, 2008 (File No. 333-153369)

•	November 25, 2008 (File No. 333-155668)

•	July 30, 2010 (File No. 333-168428)

•	November 23, 2010 (File No. 333-170801)

•	July 27, 2012 (File No. 333-182899)

•	February 26, 2016 (File No. 333-209772)

•	February 27, 2019 (File No. 333-229914)

each as amended from time to time (collectively, the “Registration Statements”), which relate to:

•

the Howmet Aerospace Hourly Retirement Savings Plan (formerly known as the “Arconic Bargaining Retirement Savings Plan” which was renamed as the “Arconic Hourly Retirement Savings Plan” effective as of the close of business December 31, 2019, and renamed as the “Howmet Aerospace Hourly Retirement Savings Plan” effective February 1, 2020) (the “Hourly Retirement Savings Plan”),

•

the Howmet Aerospace Salaried Retirement Savings Plan (formerly known as the “Arconic Salaried Retirement Savings Plan” which was renamed as the “Howmet Aerospace Salaried Retirement Savings Plan” effective February 1, 2020) (the “Salaried Retirement Savings Plan”), and

•	the Howmet Aerospace Niles Bargaining Retirement Savings Plan (formerly known as the “Arconic Retirement Savings Plan for ATEP Employees” which was renamed as the “Howmet Aerospace Niles Bargaining Retirement Savings Plan” effective February 1, 2020) (the “Niles Bargaining Retirement Savings Plan” and together with the plans listed above, the “Existing Plans”).

This Amendment constitutes Post-Effective Amendment No. 11 to Registration Statement Nos. 333-32516 and 333-106411; Post-Effective Amendment No. 6 to Registration Statement Nos. 333-128445, 333-146330, 333-153369, 333-155668 and 333-168428; Post-Effective Amendment No. 5 to Registration Statement Nos. 333-170801, 333-182899, and 333-209772; and Post-Effective Amendment No. 1 to Registration Statement No. 333-229914.

Effective as of the close of business on December 31, 2019, salaried participants in the Arconic Fastener Systems and Rings Retirement Savings Plan (the “Fastener Plan”) were transferred to the Salaried Retirement Savings Plan, and the remaining Fastener Plan was merged with and into the Arconic Hourly Non-Bargaining Retirement Savings Plan (the “Non-Bargaining Plan”). At the same time, the Non-Bargaining Plan was merged with and into the Arconic Bargaining Retirement Savings Plan and the Arconic Bargaining Retirement Savings Plan was renamed the Arconic Hourly Retirement Savings Plan. As a result, the offering of Arconic common stock, par value $1.00 per share (“Common Stock”) and plan interests under each of the Fastener Plan and the Non-Bargaining Plan has terminated.

This Amendment to the Registration Statements is being filed for the purpose of (i) deleting the Fastener Plan and the Non-Bargaining Plan from the Registration Statements, (ii) adding the Arconic Corp. Hourly 401(k) Plan (the “Arconic Corp. Hourly Plan”) and the Arconic Corp. Salaried 401(k) Plan (the “Arconic Corp. Salaried Plan”) (together, the “Arconic Corp. Plans” and, collectively with the Existing Plans, the “Plans”) to the Registration Statements and offering Common Stock and plan interests to participating employees of Arconic and its subsidiaries and affiliates under the Arconic Corp. Plans, and (iii) in order to reallocate to the Arconic Corp. Hourly Plan and the Arconic Corp. Salaried Plan, respectively, 100,000 shares of Common Stock and 80,000 shares of Common Stock that were, in each case, previously allocated among the Existing Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows the Company to “incorporate by reference” in the Registration Statements the information in the documents that it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference in the Registration Statements is considered to be a part of the Registration Statements, and information in documents that the Company files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in the Registration Statements. The Company incorporates by reference in the Registration Statements the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Amendment and prior to the filing of a post-effective amendment to the Registration Statements that indicates that all securities offered thereby have been sold or that deregisters all securities then remaining unsold, except that the Company is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with SEC rules.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Annual Report”);

•	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

•

The Company’s Current Reports on Form 8-K filed February 6, 2019 (Item 5.02 only), February 15, 2019, February 19, 2019, March 6, 2019, March 18, 2019, May 2, 2019, May 17, 2019, May 20, 2019, August 2, 2019, August 6, 2019, August 26, 2019, September 19, 2019, October 21, 2019, December 3, 2019, December 10, 2019, December 20, 2019 and January 17, 2020; and

•	The description of Common Stock contained in the Company’s Form 8-A/A (File No. 001-03610), filed January 4, 2018, including any amendment or report filed or to be filed for the purpose of updating such description.

The Company will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Arconic Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (412) 553-2500

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company has purchased a directors and officers liability insurance policy with an aggregate limit of $500 million for liability of directors and officers. The insurance also includes within that limit $200 million of coverage, subject to a deductible, for reimbursement to the Company for indemnification provided to directors and officers. The policy has an expiration date of November 1, 2020 and provides liability insurance and reimbursement coverage for the Company and its directors and officers that is permitted by the laws of Delaware.

Section 145 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Article VI of the Company’s Bylaws provides that the Company shall indemnify and hold harmless each person who was or is a party to, or is otherwise threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (a “Proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another entity (a “Covered Person”), to the fullest extent permitted by the DGCL, against all expenses, liability and loss reasonably incurred or suffered by such Covered Person in connection therewith; provided, however, that the Company shall indemnify any such Covered Person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company. The Company has entered into indemnity agreements with its directors and officers consistent with the foregoing.

The Company’s Bylaws also provide that, to the fullest extent permitted by the DGCL, each Covered Person shall have the right to be paid by the Company the expenses (including reasonable attorneys’ fees) incurred in connection with any Proceeding in advance of its final disposition; provided, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

Section 145 of the DGCL and the Bylaws also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 102(b)(7) of the DGCL provides that a Delaware corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) certain unlawful share purchases, redemptions, or dividends; or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable either to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The foregoing description of certain provisions of the Company’s Certificate of Incorporation and Bylaws does not purport to be complete, and is subject to, and qualified in its entirety by, the Company’s Certificate of Incorporation and Bylaws.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Amendment (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K).

Exhibit Number	Description

4(a)	Arconic Corp. Hourly 401(k) Plan

4(b)	Arconic Corp. Salaried 401(k) Plan

15	Letter regarding unaudited interim financial information.

23	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney of certain directors of Arconic.

Item 9. Undertakings.

Incorporated by reference to the Registration Statements.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on February 3, 2020.

ARCONIC INC.
(Registrant)

By	/S/ Paul Myron
Paul Myron
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ John C. Plant	Chairman and Chief Executive Officer; Director	February 3, 2020
John C. Plant	(Principal Executive Officer)

/S/ Ken Giacobbe	Executive Vice President and Chief Financial Officer	February 3, 2020
Ken Giacobbe	(Principal Financial Officer)

/S/ Paul Myron	Vice President and Controller	February 3, 2020
Paul Myron	(Principal Accounting Officer)

James F. Albaugh, Amy E. Alving, Christopher L. Ayers, Elmer L. Doty, Rajiv L. Gupta, Sean O. Mahoney, David J. Miller, E. Stanley O’Neal, and Ulrich R. Schmidt, each as a Director, on February 3, 2020, by Paul Myron, their attorney-in-fact.

/S/ Paul Myron

Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plans) have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on February 3, 2020.

Howmet Aerospace Hourly Retirement Savings Plan

Howmet Aerospace Salaried Retirement Savings Plan

Howmet Aerospace Niles Bargaining Retirement Savings Plan

Arconic Corp. Hourly 401(k) Plan

Arconic Corp. Salaried 401(k) Plan

By:	/S/ Neil Marchuk
Neil Marchuk, Member, Arconic Inc.
Benefits Management Committee

By:	/S/ Marcelo Morgueta
Marcelo Morgueta, Member, Arconic Inc.
Benefits Management Committee

By:	/S/ Brian Redmond
Brian Redmond, Member, Arconic Inc.
Benefits Management Committee

INDEX TO EXHIBITS

Exhibit Number	Description

4(a)	Arconic Corp. Hourly 401(k) Plan

4(b)	Arconic Corp. Salaried 401(k) Plan

15	Letter regarding unaudited interim financial information.

23	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney of certain directors of Arconic.